**AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT**

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 12 day of November, 2008 (the "Effective Date"), by and between CLEAR SKIES SOLAR, INC., a Delaware corporation with offices at 200 Old Country Road, Suite 610, Mineola, New York 11501 (the "Corporation"), and EZRA J. GREEN, an individual residing at 28 Brompton Road, Garden City, NY 11530 ("Executive").

WITNESSETH:

WHEREAS, Executive desires to be employed by the Company as its Chief Executive Officer and Chairman and the Company wishes to employ Executive in such capacity; and

WHEREAS, Executive and Corporation have previously entered into an Executive Employment Agreement dated as of December 20, 2007 (the "Prior Agreement") and this Agreement amends and restates the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Executive Officer and Chairman of the Board. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board may from time to time reasonably assign to Executive.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least six months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial three year term plus renewals, if any.

3. Place of Employment. Executive's services shall be performed at the Company's offices located in Mineola, New York and any other locus where the Company now or hereafter has a business facility within 50 miles of the Mineola office. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") at an annual rate of $250,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

The Compensation Committee (the "Compensation Committee") of the Board (or by the independent members of the Board, if there is no Compensation Committee) shall review Executive's Base Salary annually and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board's sole discretion.

5. Bonuses. During the term of this Agreement, Executive shall be entitled to an annual bonus of $50,000 if the Company records gross revenues in excess of $5,000,000 in the twelve months ended March 31,

2009. In addition, Executive shall be entitled to an annual bonus of $75,000 if the Company records gross revenues in excess of $10,000,000 in the twelve months ended March 31, 2010. Each annual bonus shall be paid by the Company to Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets shall be determined after the results of the annual audit are known.

6. Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7. Other Benefits. During the term of this Agreement, Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.

8. Vacation. During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, 30 paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than 15 consecutive days shall be taken at any one time without Company approval in advance. Executive shall not be entitled to carry over any accrued, unused vacation days from year to year.

9. Stock Options. Executive shall be eligible for such grants of awards under the Company's 2007 Equity Incentive Plan or other comparable plans as the Compensation Committee or the Board may from time to time determine

10. Termination of the Agreement.

(a) Upon Executive's Death. If Executive dies during the Employment Period, this Agreement and Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive's heirs, administrators or executors within 30 days of Executive's death, any earned but unpaid Base Salary and vacation pay, unpaid pro rata annual bonus through the date of death and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, Executive's spouse and minor children shall be entitled to continued coverage for a period of one year following the termination of employment, at the Company's expense, under all health, medical, dental and vision insurance plans in which Executive was a participant immediately prior to his last date of employment with the Company.

(b) Upon Executive's Disability. In the event that, during the term of this Agreement Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive's employment with the Company shall automatically terminate and, upon such termination of employment, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors within 30 days of such termination of employment any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through Executive's last date of Employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive's employment with the Company. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by Executive, with

or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c) By the Company for Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (a) the conviction of, or plea of guilty or *nolo contendere* to, a felony or (b), violation of Sections 11 or 12 of this Agreement.

(2) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) By the Company without Cause. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and Executive's employment with the Company without Cause by providing prior written notice of at least 30 days to Executive. Upon termination by the Company of this Agreement and Executive's separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) from the Company without Cause, the Company shall pay or provide to Executive (or, following his death, to Executive's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through Executive's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for the remainder of the Employment Period; (C) reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to Executive's termination hereunder, and any bonuses earned, during the remainder of the Employment Period. All payments due hereunder shall be payable in one lump sum payment within 30 days following the date of Executive's termination without Cause. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e) By Executive with Good Reason.

(1) At any time during the term of this Agreement, subject to the conditions set forth in Section 10(d) (2) below, Executive may terminate this Agreement and Executive's employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (A) the assignment, without Executive's consent, to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without Executive's consent, to Executive of a title that is different from and subordinate to the title Chief Executive Officer (provided that such assignment of a different title constitutes a material diminution in his authority, duties, or responsibilities, a material diminution in the budget over which Executive retains authority, or a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company); or (C) material breach by the Company of this Agreement.

(2) Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason within 90 days of the event that constitutes 'Good Reason", which notice specifies in reasonable detail the circumstances claimed to provide the basis for such

termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from Executive of such written notice. Notwithstanding the foregoing, an event shall not constitute Good Reason unless Executive terminates his employment within 1 year of the failure of the Company to eliminate the circumstances constituting Good Reason within the cure period described herein.

(3) In the event that Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to Executive (or, following his death, to Executive's heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through Executive's last day of employment with the Company; (B) continued coverage, at the Company's expense, under all Benefits Plans in which Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to Executive's termination hereunder, and any bonuses earned, during the remainder of the Employment Period. All payments due hereunder shall be payable in one lump sum payment within 30 days following the date of Executive's separation from service. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f) Voluntarily by Executive. At any time during the term of this Agreement, Executive may voluntarily terminate this Agreement by providing prior written notice of at least 30 days to the Company. Upon voluntary termination by Executive of this Agreement, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, unused vacation days accrued through Executive's last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g) Six Month Delay. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive's termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a "specified employee" under Section 409A of the Code; and (iii) at the time of Executive's separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments shall not be made until the earlier of (x) the first day of the seventh month following Executive's separation from service or (y) the date of Executive's death following such separation from service. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such "separation from service." Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 10 (g) (together with accrued interest thereon) shall be paid to Executive or Executive's beneficiary in one lump sum.

11. Confidential Information.

(a) Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no

fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of Executive's employment hereunder.

(b) Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c) In the event that Executive's employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

12. Non-Competition and Non-Solicitation.

(a) Executive agrees and acknowledges that the Confidential Information that Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the "Territory") (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b) Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3) Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive's employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the

kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue beyond the Employment Period until one year following the termination of this Agreement or of Executive's employment with the Company, whichever occurs later. Furthermore, if the Company terminates Executive's employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section 12(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until one year following the termination of this Agreement or of Executive's employment with the Company, whichever occurs later.

13. Miscellaneous.

(a) Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 11 or Section 12 of this Agreement. Accordingly, Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; *provided*, *however*, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York. In the event that Corporation defaults in its obligations hereunder Corporation shall reimburse Executive for all reasonable expenses as incurred by Executive including fees and disbursements of Executive's attorneys related to enforcing Executive's rights hereunder.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

EZRA J. GREEN

______________________

CLEAR SKIES SOLAR, INC.

By: ______________________
Name: Thomas Oliveri
Title: President